Exhibit 99.2

N e w s R e l e a s e

FOR IMMEDIATE RELEASE JULY 12, 2007 Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154	SandRidge Energy, Inc. 1601 Northwest Expressway, Suite 1600 Oklahoma City, OK 73118

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH CHESAPEAKE ENERGY CORPORATION (405) 767-4763	DIRK M. VAN DOREN CHIEF FINANCIAL OFFICER SANDRIDGE ENERGY, INC. (405) 753-5520

CHESAPEAKE ENERGY CORPORATION ANNOUNCES ACQUISITION OF

KERR-MCGEE TOWER FROM ANADARKO PETROLEUM CORPORATION

AND SUBSEQUENT SALE OF TOWER TO SANDRIDGE ENERGY, INC.

OKLAHOMA CITY, OKLAHOMA, JULY 12, 2007 – Chesapeake Energy Corporation (NYSE:CHK) and SandRidge Energy, Inc. jointly announced today they have executed a transaction by which SandRidge acquired from Chesapeake certain downtown Oklahoma City real estate assets that Chesapeake acquired from Anadarko Petroleum Corporation (NYSE:APC).

Chesapeake and Anadarko today announced a separate oil and gas transaction involving a portion of Chesapeake and Anadarko’s assets in the Deep Haley area in the Delaware Basin of West Texas. As part of that transaction with Anadarko, an affiliate of Chesapeake acquired the Oklahoma City real estate Anadarko acquired in August 2006 as a result of its acquisition of Kerr-McGee Corporation. The Oklahoma City real estate includes the Kerr-McGee Tower and surrounding buildings on the block bounded by Robinson, Robert S. Kerr, Broadway and Dean A. McGee Avenues, three surface parking lots northeast of the Kerr-McGee Tower, approximately 70 acres on the south side of the Oklahoma River east of the Downtown Airpark and other property in southwest Oklahoma City.

Chesapeake has retained certain properties for future use, redevelopment or resale and SandRidge purchased the Chesapeake affiliate thereby acquiring ownership of the remaining properties which include the Kerr-McGee Tower, the surrounding buildings and the three parking lots. SandRidge plans to renovate Kerr-McGee Tower and to relocate its corporate headquarters from the Valliance Bank Building in late 2007 or early 2008. In addition, Chesapeake and SandRidge have agreed to renovate Kerr Park and to maintain it at no cost to Oklahoma City for at least the next 10 years.

Aubrey K. McClendon, Chesapeake’s Chairman and Chief Executive Officer, commented, “I am very happy to have helped return Kerr-McGee Tower to local ownership and use. Several months ago we began working with Anadarko on a significant property transaction involving a portion of their assets in the Deep Haley area. Along the way, it became clear that in order to bridge a valuation impasse, we would need an innovative way to create additional value for Chesapeake in the transaction. The Kerr-McGee properties became the last chip on the table to make the Anadarko-Chesapeake deal work for both parties. Knowing that Chesapeake did not have a need for Kerr-McGee Tower, I contacted my friend and Chesapeake co-founder Tom Ward to see if he would be interested in acquiring the Tower from us and helping restore and maintain Kerr Park. Tom was very agreeable to my offer. Tom and I have asked Rand Elliott of Elliot & Associates to develop a new plan for Kerr Park and we look forward to working with him to return the park to its former status as the jewel of downtown.”

Tom L. Ward, SandRidge’s Chairman and Chief Executive Officer, stated, “I am also very pleased to announce this transaction with Chesapeake whereby SandRidge now owns one of Oklahoma City’s largest and most important buildings. Our company is growing very rapidly and the Kerr-McGee Tower is an ideal location for our corporate headquarters. I look forward to becoming a member of the downtown business community and to contributing to the ongoing renaissance of downtown Oklahoma City. I am also very happy that we were able to accomplish this transaction through working with Aubrey, my long-time friend and Chesapeake co-founder.”

Chesapeake Energy Corporation is the third-largest independent producer and sixth-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com.

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